Exhibit 10.14

NON-QUALIFIED STOCK OPTION NOTICE

[FIRST NAME] [LAST NAME]

[ADDRESS]

This Option Notice (the “Notice”) dated as of June 12, 2009 (the “Grant Date”) is being sent to you by Virgin Media Inc. (including any successor company, the “Company”).  As you are presently serving as an employee of Virgin Media Inc. or one of its subsidiary corporations, in recognition of your services and pursuant to the Virgin Media Inc. 2006 Stock Incentive Plan (the “Plan”) the Company has granted you the Option provided for in this Notice. This Option is subject to the terms and conditions set forth in the Plan, which is incorporated herein by reference, and defined terms used but not defined in this Notice shall have the meaning set forth in the Plan.

1.  Grant of Option.  The Company hereby irrevocably grants to you, as of the Grant Date, an option to purchase up to [NUMBER] shares of the Company’s Common Stock at a price of $8.73 per share (the “Option”).  The Option is not intended to qualify as an Incentive Stock Option under U.S. tax laws and it is not intended to qualify as an approved Option under U.K. tax laws.

2.  Vesting.  The Option shall vest as to 20% of the shares on January 1, 2010 and as to an additional 20% of the shares on each January 1 thereafter, until fully vested.  Upon an Acceleration Event the option, to the extent not yet vested, shall become 100% vested.  The Option shall stop vesting immediately upon the termination of your employment.

3.  Exercise Period.   The Option shall be exercisable as to any or all the shares as to which the option has become exercisable for a period of 10 years from the date of grant.  Your right to exercise the option, to the extent vested, shall terminate on the earlier of the following dates: (a) three months after your termination other than for Cause; (b) one year after your termination resulting from your retirement, disability or death; (c) the date on which your employment is terminated for Cause; or (d) July 11, 2019.

4.  Condition to Exercise.  The Option may not be exercised in any circumstances unless and until the Company is satisfied that: (a) you are at the time of exercise an employee of the Company, a Subsidiary Company, Parent Company or Affiliated Entity; and (b) you have remained continuously so employed since the Grant Date.

5.  Manner of Exercise.  The Option may be exercised by delivery to the Company of a written notice signed by the person entitled to exercise the Option, specifying the number of shares which such person wishes to purchase, together with a certified bank cheque or cash (or such other manner of payment as permitted by the Plan) for the aggregate option price for that number of shares and any required withholding (including a payment sufficient to indemnify the Company or any subsidiary of the Company in full against any and all liability to account for any tax, employee’s National Insurance contributions, or duty payable and arising by reason of the exercise of the Option).

6.  Transferability.  Neither the option nor any interest in the option may be transferred other than by will or the laws of descent or distribution.

VIRGIN MEDIA INC.

By:
Name:	Neil Berkett
Title:	Chief Executive Officer